Ex 21

                     SUBSIDIARIES OF U.S. HOME & GARDEN INC.

Name of Subsidiary                                 State of Incorporation
------------------                                 ----------------------

Ampro Industries, Inc.                                    Michigan

Egarden Inc.                                              Delaware

Easy Gardener, Inc.                                       Delaware

Easy Gardener UK Ltd.*                                    United Kingdom

Golden West Agri-Products, Inc.                           California

U.S. Home & Garden Trust I                                Delaware

Weatherly Consumer Products Group, Inc.*                  Delaware

Weatherly Consumer Products, Inc.+                        Delaware

Weed Wizard Acquisition Corp.*                            Delaware

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* Subsidiary of Easy Gardener, Inc.

+ Subsidiary of Weatherly Consumer Products Group, Inc.